Exhibit 10.18

Execution Version

AMENDED AND RESTATED

LETTER AGREEMENT

RELATING TO

AGREEMENT OF CONTRIBUTION AND SALE

THIS AMENDED AND RESTATED LETTER AGREEMENT (this “Letter Agreement”) is dated as of September 28, 2018, by and between McKesson Corporation, a Delaware corporation (“MCK”), PF2 IP LLC, a Delaware limited liability company (“MCK IPCo”), PF2 PST Services Inc., a Delaware corporation (“PST”, and together with MCK IPCo, the “MCK Members”), HCIT Holdings, Inc., a Delaware corporation (“Echo”), Change Healthcare LLC (f/k/a PF2 NewCo LLC), a Delaware limited liability company (the “Company”), and Change Healthcare Holdings, LLC (the “Parent Borrower”). MCK, the MCK Members, Echo, the Company, and the Parent Borrower, together, are referred to herein as the “Parties”.

WHEREAS, the Parties have entered into that certain Agreement of Contribution and Sale (the “Contribution Agreement”), dated June 28, 2016, pursuant to which each of MCK and the Echo Shareholders have agreed to contribute or sell (or agreed to cause to be contributed or sold) certain equity interests, assets, properties and businesses to the Company as set forth therein;

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Contribution Agreement;

WHEREAS, pursuant to the Contribution Agreement, MCK has agreed to cause MCK IPCo to transfer to the Company, and the Company has agreed to accept from MCK IPCo, the MCK IPCo Owned Intellectual Property on the terms and subject to the conditions set forth in the Contribution Agreement;

WHEREAS, the Parties desire to memorialize their understanding regarding certain tax matters related to the MCK IPCo Owned Intellectual Property;

WHEREAS, the Parties entered into an initial Letter Agreement Relating to Agreement of Contribution and Sale, dated March 1, 2017 (the “Initial Letter Agreement”); and

WHEREAS, the Parties desire to amend and restate the Initial Letter Agreement to make modifications hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the Initial Letter Agreement in its entirety to read as follows:

1.

Amortization of MCK IPCo Owned Intellectual Property: The Parties hereby acknowledge and agree that the Company has filed, and shall continue to file, its U.S. federal (and applicable state and local) income Tax Returns in accordance with the position that the MCK IPCo Owned Intellectual Property is properly amortizable by the Company for U.S. federal (and applicable state and local) income Tax purposes over a useful life of 36 months rather than 15 years (the “3-Year Position”), provided that in the event of a Relevant Proceeding, the Company shall file its U.S. federal (and applicable state and local) Tax Returns in accordance with Section 4 hereof and in accordance with any Final Determination resulting from such Relevant Proceeding.

2.	Indemnification:

a.	[reserved]

b.	Indemnification. In furtherance of the general intent of the Parties:

i.

MCK hereby agrees to indemnify and hold Echo and its respective Subsidiaries (other than the Company and its Subsidiaries) harmless from (A) any income Taxes relating to the 3-Year Position that would not have been incurred had the 3-Year Position been upheld in its entirety, in the event of any Final Determination with respect to the 3-Year Position other than a Final Determination that is consistent in its entirety with the 3-Year Position, and (B) any reasonable third-party expenses actually incurred by Echo or its Subsidiaries (other than the Company and its Subsidiaries) in the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other Tax proceeding, in each case to the extent relating to the 3-Year Position. MCK shall discharge its obligation under this clause (i) within thirty (30) Business Days of demand therefor; provided that if Echo reasonably expects a required payment by Echo or its Subsidiaries to come due that will give rise to a payment by MCK under this clause (i) and Echo notifies MCK of such Echo (or Subsidiary) required payment at least fifteen (15) Business Days in advance of such required payment, then MCK shall make the corresponding payment under this clause (i) at least five (5) Business Days in advance of such Echo (or Subsidiary) required payment .

ii.

Except as expressly provided in paragraph 3(b), MCK shall not be entitled to any payment from the other Parties under this Letter Agreement for Tax benefits in respect of the MCK IPCo Owned Intellectual Property, and the extent of its entitlements, if any, in respect thereof shall instead be governed exclusively by the MCK Tax Receivable Agreement.

iii.

MCK hereby agrees to indemnify and hold the Company and its Subsidiaries harmless from (A) any income Taxes relating to the 3-Year Position that would not have been incurred had the 3-Year Position been upheld in its entirety, in the event of any Final Determination with respect to the 3-Year Position other than a Final Determination that is consistent in its entirety with the 3-Year Position, and (B) any reasonable third-party expenses actually incurred by the Company or its Subsidiaries in the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other Tax proceeding, in each case to the extent relating to the 3-Year Position. MCK shall discharge its obligation under this clause (iii) within thirty (30) Business Days of demand therefor; provided that if the Company reasonably expects a required payment by the Company or its Subsidiaries to come due that will give rise to a payment by MCK under this clause (iii) and the Company notifies MCK of such Company (or Subsidiary) required payment at least fifteen (15) Business Days in advance of such required payment, then MCK shall make the corresponding payment under this clause (iii) at least five (5) Business Days in advance of such Company (or Subsidiary) required payment.

iv.	[reserved]

v.

In the event that the Company would otherwise be liable for the payment of an “imputed underpayment” under Section 6225 of the Code as in effect for tax years beginning after December 31, 2017 (or any similar payment under state law or successor law) in respect of adjustments to depreciation or amortization deductions taken by the Company in accordance with the 3-Year Position, the Parties shall take (and MCK and Echo shall cause their respective Subsidiaries to take) such actions as they are permitted to take pursuant to Section 6225(c) of the Code as so in effect (and any similar provision of state law or successor law) to reduce the amount of such “imputed underpayment” (or similar payment). For the avoidance of doubt, references to “income Taxes” in this Letter Agreement shall include without limitation any interest, penalty, addition to tax or additional amount, “imputed underpayment” under Section 6225 of the Code as in effect for tax years beginning after December 31, 2017, as well as similar payments under state law or successor law, and interest and penalties payable pursuant to Section 6233 of the Code as in effect for tax years beginning after December 31, 2017, and payment obligations imposed on Echo or any of its Subsidiaries as a result of the actions of the Parties contemplated by this clause (v) of paragraph 2(b), in each case with respect to income Taxes.

vi.

Any payment required under this paragraph 2 that is not made on or before the date it is due shall bear interest at the rate equal to LIBOR plus 500 basis points for the period from and including the date immediately following the due date through and including the date of payment. Payments shall be deemed made when received. “LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

vii.	[reserved]

viii.

Notwithstanding anything to the contrary in this paragraph 2 or paragraph 3(b), appropriate adjustments shall be made to the application of the foregoing provisions of this paragraph 2(b) to ensure that Echo retains, on a cumulative basis, any cash tax savings it actually realizes (or, in the event of any Final Determination with respect to the 3-Year Position other than a Final Determination that is consistent in its entirety with the 3-Year Position, then the cash tax savings that it would have actually realized under the 3-Year Position) as a result of its utilization of the Echo Retained Deductions (as defined below).

c.	c. [reserved]

3.	Tax Distributions; Allocation Adjustments:

a.

The Parties shall cause the LLC Agreement to be amended (it being understood that if for any reason the Parties do not so cause the LLC Agreement to be so amended the LLC Agreement shall be deemed to be so amended) such that, in the event of a Final Determination that the 3-Year Position was incorrect, distributions shall be made (or a Tax Distribution Arrearage, as defined in the LLC Agreement, shall be created or increased) pursuant to Section 8.02(a) of the LLC Agreement (including, for the avoidance of doubt, for purposes of determining the amount of any Covered Tax Distribution as defined in the Tax Matters Agreement) in respect of such Final Determination only to the extent that the effect of such Final Determination is to cause any member of the Company (and its predecessors in interest) to have received cumulative distributions (or the creation of or increase in a Tax Distribution Arrearage) under Section 8.02(a) of the LLC Agreement that are less than (i) the cumulative net taxable income allocated to such member (and its predecessors), giving effect to such Final Determination, multiplied by (ii) an appropriate average, weighted in accordance with the relative amounts of net taxable income allocated to such member (and its predecessors) for each applicable Tax Year (as defined in the LLC Agreement), of the Applicable Tax Rates for the Tax Years (each as defined in the LLC Agreement) to which such Final Determination relates.

For this purpose, “Final Determination” means (i) with respect to federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Tax law, is not subject to further appeal, review or modification through proceedings or otherwise; or (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof).

b.

The Parties hereby agree that, except as otherwise expressly provided with respect to the Echo Retained Deductions, (i) MCK may adjust the manner in which depreciation or amortization deductions in respect of the MCK IPCo Owned Intellectual Property are allocated among the members of the Company for any taxable period during any part of which MCK owns, directly or indirectly, at least 20% of the total outstanding equity interests in the Company, and (ii) Echo shall (and shall cause its Affiliates to) consent to, and execute, such amendments to the LLC Agreement as may be required to give effect to any such adjustment (it being understood that if Echo and its Affiliates do not consent to, and execute such amendments, they shall be deemed to have consented to, and executed such amendments); provided, that Echo (or members of an Echo Tax Group) shall be allocated no fewer than the Echo Retained Deductions; and provided, further, that, subject to the right of Echo (or members of an Echo Tax Group) to be allocated the Echo Retained Deductions and without reducing the amount of the deductions that are so allocated, (A) PST shall be allocated, for the Tax Year (as defined in the LLC Agreement) ending on March 31, 2019, depreciation or amortization deductions in respect of the MCK IPCo Owned Intellectual Property in an amount at least equal to the lesser of (x) $75 million and (y) PST’s allocable share of the net taxable income and gain of the Company for such Tax Year (as determined before giving effect to any allocation of depreciation and amortization deductions in respect of the MCK IPCo Owned Intellectual Property for such Tax Year), and (B) an amount of depreciation or amortization deductions in respect of the MCK IPCo Owned Intellectual Property equal to the excess, if any, of (x) $75 million over (y) the amount of such depreciation or amortization deductions that are allocated to PST for the Tax Year (as defined in the LLC Agreement) ending on March 31, 2019 pursuant to the preceding clause (A), shall be allocated, until such excess is exhausted, as between PST and MCK IPCo with respect to any subsequent Tax Year or portion thereof during which MCK owns, directly or indirectly, at least 20% of the total outstanding equity interests in the Company, so as to minimize the amount of distributions that are required under Section 8.02(a) of the LLC Agreement beginning in the earliest possible of such subsequent Tax Years, as reasonably determined by the Company. For the avoidance of doubt, clause (B) of the preceding sentence shall not prevent an allocation of the Echo Retained Deductions to Echo or cause the Echo Retained Deductions to be allocated to PST or MCK IPCo. For purposes of this Letter Agreement, “Echo Retained Deductions” means 2.5% of the aggregate amount of depreciation and amortization deductions in respect of the MCK IPCo Owned Intellectual Property that would be recognized by the Company in accordance with the 3-Year Position. Notwithstanding anything to the contrary contained herein, any allocation or adjustment effected under clauses (i) or (ii) hereof shall be consistent with applicable law, as reasonably determined by MCK. In the event that MCK, pursuant to this paragraph 3(b), adjusts the manner in which depreciation or amortization deductions in respect of the MCK IPCo Owned Intellectual Property are allocated among the members of the Company to allocate a cumulative amount of such deductions to Echo in excess of the Echo Retained Deductions (such excess, which will be deemed to arise only after the entire amount of the Echo Retained Deductions have been allocated to Echo, the “Excess Echo Deductions”), Echo shall pay to MCK, no later than thirty (30) Business Days after the filing of the U.S. federal income Tax Return of Echo for any taxable year preceding the first Taxable Year (as such term is defined in the MCK Tax Receivable Agreement), an amount of cash equal to the excess of the cash income Taxes that Echo would have paid for such taxable year if the Excess Echo Deductions had not been allocated to Echo over the amount of cash income Taxes actually paid by Echo for such taxable year (such excess, the “Tax Benefit Amount”). For avoidance of doubt, Echo shall be entitled to indemnification from MCK under paragraph 2(b)(i) for any income Taxes attributable to any disallowance of the Excess Echo Deductions that would not have been incurred had the 3-Year Position been upheld in its entirety. Moreover, if at any time within any applicable statute of limitations the Tax Benefit Amount with respect to any taxable year would be reduced if such Tax Benefit Amount were recalculated as of such time to take into account a reduction in any income of Echo, an increase in any deduction, loss or credit of Echo, or any other event reducing Echo’s recalculated Tax Benefit Amount in respect of such year, MCK shall pay to Echo no later than thirty (30) Business Days after Echo’s reasonable determination of such reduction in the Tax Benefit Amount an amount of cash equal to such reduction in the Tax Benefit Amount.

c.

The Parties shall cause the LLC Agreement to be amended (it being understood that if for any reason the Parties do not so cause the LLC Agreement to be so amended the LLC Agreement shall be deemed to be so amended) such that (A) an obligation of Echo to make a payment under paragraph 3(b) of this Letter Agreement in respect of a taxable year shall be included in clause (i) of the definition of “Tax Distribution Deficit” in the LLC Agreement for purposes of determining a Tax Distribution Deficit of Echo; such that, pursuant to such amendment, the Company will distribute an amount to Echo sufficient to enable Echo to discharge its obligations under paragraph 3(b) of this Letter Agreement, (B) Echo may declare and pay dividends, distributions, or redemptions or repurchases of its equity securities, with any cash that Echo receives pursuant to this Letter Agreement or the LLC Agreement if Echo determines, in its sole discretion, that such cash is in excess of the amounts needed to satisfy Echo’s Tax obligations and Echo’s payment obligations under this Letter Agreement, and (C) the determination of the amount of distributions required pursuant to Section 8.02(a) of the LLC Agreement shall be made by excluding the effect of the Echo Retained Deductions.

d.

The Parties shall cause the LLC Agreement to be amended (it being understood that if for any reason the Parties do not so cause the LLC Agreement to be so amended the LLC Agreement shall be deemed to be so amended) such that, in lieu of the allocations described in Section 8.01(b)(ii) of the LLC Agreement, all Unrealized Gain and Realized Gain for any Tax Year (in each case, as defined in the LLC Agreement) shall be allocated entirely to the members of the Company (or, if applicable, their successors in interest) to which depreciation and amortization deductions in respect of the MCK IPCo Owned Intellectual Property were actually allocated pursuant to paragraph 3(b) (including, for the avoidance of doubt, pursuant to the provisos thereto), pro rata in proportion to the amount of such depreciation and amortization deductions previously allocated to them, but only to the extent of the excess, if any, of (A) the cumulative amount of such deductions so allocated to such Persons for all prior Tax Years over (B) the cumulative amount of Unrealized Gain and Realized Gain allocated to such Persons pursuant to this paragraph 3(d) (and under Section 8.01(b)(ii) of the LLC Agreement prior to its amendment by this paragraph 3(d)) for all prior Tax Years.

e.	The Parties shall cause the MCK Tax Receivable Agreement to be amended in accordance with Exhibit A, attached hereto.

f.

The Parties shall cause the LLC Agreement to be amended (it being understood that if for any reason the Parties do not so cause the LLC Agreement to be so amended the LLC Agreement shall be deemed to be so amended) such that (1) as of the time each Member’s Annual Tax Distribution Amount for a Tax Year is determined under Section 8.02(a)(i) of the LLC Agreement, the excess, if any, for such Tax Year, of (x) the total of all of a Member’s Estimated Tax Distribution Amounts (as defined in the LLC Agreement) for the Tax Year over (y) the Member’s Annual Tax Distribution Amount (as defined in the LLC Agreement) for such Tax Year (such excess, a “Tax Distribution Excess”) shall be treated as a current distribution that is an advance described in Treas. Reg. Section 1.731-1(a)(1)(ii) by the Company to such Member (with respect to which, for avoidance of doubt, there is no imputed interest under Sections 482 or 7872 of the Code or any other provision of law) until the entire amount of such Tax Distribution Excess has been applied against the Member’s entitlements, if any, to distributions under Section 8.02(a)(i) of the LLC Agreement in respect of subsequent Tax Years (including in respect of Estimated Tax Distribution Periods (as defined in the LLC Agreement) in such subsequent Tax Years) (such entitlements, a Member’s “Future Entitlements”) or has been otherwise repaid, in each case, pursuant to clause (2) below (it being understood that any such repayment shall be treated in the Tax Year of such repayment as having the effect of a negative adjustment to such previously made advance); (2) in the event a Tax Distribution Excess exists with respect to any Member for any Tax Year, the Company shall be entitled to (i) apply all or a portion of such Tax Distribution Excess against, and offset, an equal amount of such Member’s Future Entitlements, if any, or (ii) without duplication, require such Member to repay all or a portion of such Tax Distribution Excess to the Company within ten (10) Business Days of receipt of written notification from the Company of demand therefor, provided that, if any such repayment demand is made against such Member, a ratable repayment demand shall be made to all other Members with an unreturned Tax Distribution Excess balance at such time, and provided, further, that, if for any Tax Year a Tax Distribution Excess exists with respect to Echo, and Echo has, before the time at which a repayment obligation under this clause (2) arises, paid over to a Governmental Authority any portion of the amount corresponding to such Tax Distribution Excess, Echo shall not be required to repay such portion of the Tax Distribution Excess under this clause (2) until, and to the extent that, Echo receives a refund of the applicable amount so paid over to the Governmental Authority from the Governmental Authority (but Echo shall promptly make such repayment upon receipt of such refund); (3) a Member’s Tax Distribution Excess for any Tax Year shall be treated as a reduction to such Member’s Total Tax Distribution Amount for such Tax Year (including, for the avoidance of doubt, for purposes of determining the Member with the highest Tax Distribution Ratio Amount under clause (a)(i) of the definition of “Pro Rata Tax Distribution Amount” in the LLC Agreement and each Member’s Pro Rata Tax Distribution Amount for such Tax Year); and (4) for any Tax Year, each Member’s Annual Tax Distribution Amount and Estimated Tax Distribution Amounts, as calculated before taking into account this clause (4), shall be reduced (but not below zero) by the amount of any Tax credit allocated to the Member by the Company for such Tax Year. The Parties acknowledge that the Company will treat Estimated Tax Distribution Amounts under the LLC Agreement as advances for financial reporting purposes.

g.

The Parties understand that the tax professionals of the Tax Matters Member, on the one hand, and of the Company, on the other hand, are currently discussing causing the Company to request one or more changes in accounting method on Internal Revenue Service Form 3115 that would have the effect of accelerating certain tax deductions into the Company’s taxable year ended March 31, 2018 that the Company would otherwise have taken in its taxable year ended March 31, 2019. The Parties shall cause the LLC Agreement to be amended (it being understood that if for any reason the Parties do not so cause the LLC Agreement to be so amended the LLC Agreement shall be deemed to be so amended) such that in the event that the Company does take any such tax deductions in its taxable year ended March 31, 2018 as a result of any such change in accounting method, the Company will be deemed to have taken such tax deductions in its taxable year ending March 31, 2019 for purposes of determining the amount of any distributions required pursuant to Section 8.02(a) of the LLC Agreement.

4.

Cooperation on Certain Tax Matters: The Parties hereby agree to take such commercially reasonable actions as may be necessary to ensure that, if the 3-Year Position is challenged by any Taxing Authority, depreciation or amortization deductions in respect of the MCK IPCo Owned Intellectual Property are available (x) to (1) MCK for periods before the Closing and (2) thereafter, the Company and the owners of the Company and (y) to the extent consistent with the preceding clause (x), in the earliest possible taxable year; provided, that it is understood and agreed that the following actions shall be deemed to be commercially reasonable (provided that if there are reasonably quantifiable monetary costs and expenses attributable to such actions, MCK will provide Echo or the Company, as the case may be, with reasonable indemnity for such costs and expenses): (i) cooperation and coordination in respect of (1) the preparation for any audit by any Taxing Authority relating to the 3-Year Position and (2) the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other Tax proceeding relating to the 3-Year Position (each, to the extent relating to the 3-Year Position, a “Relevant Proceeding”); (ii) the filing of original and amended income Tax Returns and (iii) extending relevant statutes of limitations for assessment of Tax, in each case in a manner consistent with clauses (x) and (y) of the preceding sentence. MCK shall be entitled to assume and control the prosecution or defense of any Relevant Proceeding, and each of the Company and Echo hereby agrees to take all actions necessary to give effect to such assumption; provided that, in the case of any Relevant Proceeding with respect to the Tax Returns of Echo, the Company or their respective Subsidiaries, (i) Echo shall be entitled to participate, at its own expense, in any Relevant Proceeding; (ii) MCK and Echo shall promptly notify each other of any written communications received from a third party in relation to any Relevant Proceeding and promptly provide the other party with copies of any such communications; (iii) MCK shall provide Echo with a reasonable opportunity to review in advance any proposed written communication to any third party in relation to any Relevant Proceeding, and shall consider in good faith Echo’s comments in connection therewith; (iv) MCK shall not participate in any substantive meeting or discussion, either in person or by telephone, with any Taxing Authority (or representative thereof) in relation to any Relevant Proceeding unless it notifies and consults with Echo in advance, and provides Echo with a reasonable opportunity to attend and participate in such meeting or discussion; and (v) MCK shall not enter into any settlement of a Relevant Proceeding without the prior written consent of Echo (not to be unreasonably withheld, conditioned or delayed, it being understood that liability for the payment of any Tax for which MCK agrees to provide reasonable indemnity shall not be a reasonable basis on which Echo may withhold such consent); provided, further, that, in the case of any Relevant Proceeding with respect to the Tax Returns of MCK or its Affiliates, MCK shall keep Echo reasonably informed of the progress of such Relevant Proceeding, including through providing Echo with copies of relevant correspondence, redacted to exclude any information unrelated to the 3-Year Position; and provided, further, that the immediately preceding proviso shall not require MCK to deliver any information that MCK identifies as commercially sensitive in respect of MCK’s retained businesses (including, for the avoidance of doubt, the portion of any correspondence that includes any such information) to any Person, other than identified external legal counsel to Echo under agreed confidentiality restrictions that are reasonably acceptable to MCK. Notwithstanding anything to the contrary contained herein, (i) control of any audit or other proceeding in respect of any Taxes or Tax Returns of the Company no part of which is a Relevant Proceeding shall be determined in accordance with the LLC Agreement; (ii) Echo shall have the right to control any audit or other proceeding in respect of any Taxes or Tax Returns of Echo no part of which is a Relevant Proceeding; and (iii) in the case of any audit or other proceeding in respect of any Taxes or Tax Returns of the Company or of Echo that is in part a Relevant Proceeding but that also involves one or more matters or issues unrelated to the 3-Year Position (such matter or issue, an “Unrelated Issue,” and such audit or other proceeding, a “Mixed Proceeding”), (x) for so long as MCK owns, directly or indirectly, at least 20% of the total outstanding equity interests in the Company, Echo and MCK shall jointly control, each at its own expense, any portion of a Mixed Proceeding that relates to an Unrelated Issue, and (y) thereafter, Echo shall control, at its own expense, any portion of a Mixed Proceeding that relates to an Unrelated Issue.

5.

Dispute Resolution: In the event of any dispute with respect to any Tax matter relating to this Letter Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by any party to the dispute after such thirty (30)-day period, any Tax matter relevant to such dispute under this Agreement shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the applicable Parties; provided, however, that if the applicable Parties do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three (3) U.S. Tax counsels or other Tax advisors of recognized national standing with one member chosen by MCK, one member chosen by Echo, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties to the dispute, and the parties to the dispute shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute. In the event of any dispute relating to this Letter Agreement, other than any Tax matter dispute, such dispute shall be governed by Section 9.04 of the Contribution Agreement, incorporated by reference pursuant to paragraph 6 of this Letter Agreement.

6.

Miscellaneous: The provisions of Sections 1.03 (Other Definitional and Interpretative Provisions), 9.01(a)(i) (Termination), 9.02 (No Assignment), 9.03 (Entire Agreement), 9.04 (Governing Law; Submission to Jurisdiction), 9.07 (Waiver of Jury Trial), 9.09 (Notices), 9.12 (Execution In Counterparts; Effectiveness), 9.13 (Third Party Beneficiaries) and 9.14 (Severability) of the Contribution Agreement are hereby incorporated by reference into this Letter Agreement, mutatis mutandis.

[Signatures appear on the following page(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be executed as of the date first above written.

MCKESSON CORPORATION

By:	/s/ Michele Lau
Name:	Michele Lau
Title:	SVP, Corporate Secretary, Associate General Counsel

PF2 IP LLC

By:	/s/ Michele Lau
Name:	Michele Lau
Title:	SVP, Corporate Secretary, Associate General
Counsel

PF2 PST SERVICES INC.

By:	/s/ Michele Lau
Name:	Michele Lau
Title:	SVP, Corporate Secretary, Associate General
Counsel

HCIT HOLDNGS, INC.

By:	/s/ Nicholas Kuhar
Name:	Nicholas Kuhar
Title:	Authorized Signatory

CHANGE HEALTHCARE LLC

By:	/s/ Derrick Kirkwood
Name:	Derrick Kirkwood
Title:	SVP, Tax

[Signature page to Amended and Restated Letter]

CHANGE HEALTHCARE HOLDINGS, LLC

By:	/s/ Derrick Kirkwood
Name:	Derrick Kirkwood
Title:	SVP, Tax

[Signature page to Amended and Restated Letter]